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                                                                   EXHIBIT 10.13

                          HASTINGS ENTERTAINMENT, INC.
                             SALARY INCENTIVE PLAN


BACKGROUND AND OBJECTIVES

The overall compensation strategy of Hastings Entertainment, Inc. (Hastings) is to provide key salaried associates with competitive total direct pay opportunity. The two cash components of the Hastings compensation program are base salary and salary incentive opportunity. Periodic base salary adjustments will be used to reward an associate's sustained job performance over time, while also recognizing external salary market movement and increases in job responsibility.

The Salary Incentive Plan (the SIP) for Hastings will provide incentive cash pay at risk, with potential SIP rewards tied to performance achievement. When SIP performance goals are met, SIP awards plus base salary will approximate competitive total cash pay opportunity for all plan participants. The following document defines SIP eligibility, the size of potential award opportunities, performance measurement, form and timing of award payments, administrative guidelines and definitions for ongoing SIP management.

ELIGIBILITY

Award eligibility will be determined by the CEO at the beginning of each performance/award period. Generally, SIP participants will be the key salaried associates (other than Officers and Directors), who primarily are responsible for the annual growth and administration or profitability of the Company. The number of eligible SIP participants is expected to vary from year to year, as Hastings expands and as the Company's compensation strategy and programs are refined. The CEO will determine whether a person


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employed by Hastings less than six months prior to the end of the applicable performance measurement period will be eligible for an award for that period.

INCENTIVE TARGETS

At the beginning of each performance period, each participant in the SIP will be assigned an INCENTIVE TARGET EXPRESSED AS A PERCENT OF BASE SALARY. This incentive target for the initial performance period can increase to 125% of the targeted amount (or decrease to 50% of the targeted amount) based on performance achievement. SIP incentive targets and minimum/maximum limits may be re-defined from time to time, as modifications are made in Hastings' management compensation strategy. Within 90 days after the end of each performance period, each participant's base salary rate will be multiplied by the actual SIP award percentage earned to determine the dollar value of the award for the prior performance period. For SIP calculations "base salary rate" shall mean the base salary rate in effect at the end of the performance period in which the award is earned.





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SIP AWARD POOL

The SIP award pool shall be established at the beginning of each performance measurement period. The size of the SIP pool will equal 100% of all targeted SIP awards for all SIP participants.

PERFORMANCE MEASURES

At the beginning of each performance period, the Compensation Team or CEO shall establish in writing the performance goals that shall determine the size of the SIP award. For the initial performance period, the primary performance measures for all SIP participants will be sales and return on equity (ROE), as defined in the Hastings annual business plan. ROE is defined as the after-tax rate of return on beginning shareholders' equity. Performance goals for SIP awards may be equal to or exceed the goals in the Hastings business plan, as determined by the Company's Compensation Team or CEO. At the end of the performance period, the Compensation Team or CEO shall certify in writing the extent to which the performance goals were satisfied.

In addition to the SIP targets, senior management, the Hastings Compensation Team and CEO jointly will establish minimum acceptable and outstanding SIP goals as follows:

o MINIMUM ACCEPTABLE - Hastings performance at 50% of the target level, below which only the minimum incentive will be paid;

o TARGET - Hastings performance at 100% of target, where the SIP adjustment factor is 1X, with "X" equal to the target incentive pool; and





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o        OUTSTANDING - Hastings performance at or above 150% of target, where the SIP adjustment factor is 1.25X, with "X" equal to the target incentive pool.

Semi-annually, the Company will review actual results measured against overall Hastings goals to establish the size of the SIP pool earned. Simultaneously, senior management will recommend to the Compensation Team and CEO appropriate SIP goals for the next performance period.

Exhibit 1 presents a sample performance matrix that would be used to modify the initial SIP award pool for performance goal achievement.

If, during a performance period, Hastings' Compensation Team or CEO determines that an accounting reserve needs to be set aside to fund a future financial contingency for Hastings, the Board shall establish such a reserve and determine if adjustment(s) in the SIP target(s) for the affected performance period(s) are warranted. Similarly, the Compensation Team or CEO has the authority to modify the SIP targets at the end of a performance period to adjust for extraordinary circumstances, including mergers, acquisitions, re-capitalization, or any other substantial changes in the Hastings business plan(s).

The Board of Directors and the Compensation Committee also retain the right and authority to adjust, amend, or suspend any current payments in the SIP for any given performance period, if, in the good faith determination of the Board of Directors or Compensation Committee, the payments of such SIP amounts would result in a material adverse change to, or a material decline in, the financial condition or prospects of Hastings.





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CEO DISCRETIONARY ADJUSTMENTS

After the size of each SIP award has been determined based on SIP performance achievement, the CEO shall have the authority to make limited adjustments in SIP awards based on individual performance contributions. Such CEO discretionary adjustments, if any, shall be limited to -30%, and shall be restricted to downward adjustments only. Exhibit 2 presents a sample SIP award calculation.

FORM AND TIMING OF AWARDS

SIP award calculations will be finalized within 90 days after the end of each performance period. SIP awards will be paid in cash in two distributions annually (initially in April for August through January performance and in October for February through July performance), unless a participant makes an election to voluntary defer a portion of his/her award.

o Voluntary deferrals must be submitted to the CEO in writing at the beginning of the fiscal year to avoid constructive receipt, i.e., tax liability before the award is actually paid to the associate.

o Cash deferral elections shall be limited to one half or all of the award and should be limited to a maximum of three payments to avoid administrative complexity.

ADMINISTRATIVE GUIDELINES AND DEFINITIONS

The SIP shall be administered by the CEO, COO, CFO and the Compensation Team ("the Team"), with final approval for all performance goals and award targets
resting with the Team or CEO.   All decisions made by the Team or CEO shall be
final and binding.





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o        Employee Termination - A participant must be an employee of the
         Company on the day the SIP award is finalized and approved for payment by the Hastings Compensation Team.

o New Hires - Approved, newly hired participants shall earn SIP awards on a pro-rata basis, based on their date of employment. The CEO will determine whether a person employed by Hastings less than six months prior to the end of the applicable performance measurement period will be eligible for an award for any relevant period.

o Base Salary - Base salary for SIP award calculations shall be the ending rate of pay for the performance period in which the award is earned.

o Support Documentation - The Team shall be responsible for maintaining all necessary support documentation regarding performance and bonus calculations under the SIP.





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                                                                       EXHIBIT 1

                        HASTINGS ENTERTAINMENT, INC.
                             SALARY INCENTIVE PLAN

INCENTIVE TARGET ADJUSTMENT VS. PERFORMANCE:

                            1997 ROE VERSUS PLAN

1997
SALES VS.          <60%       60%        70%       80%        90%      100%       110%      120%       1305      140%      >150%
PLAN
>150%              100%      105%       110%      115%       120%      125%       125%      125%       125%      125%       125%

140%                95%      100%       105%      110%       115%      120%       120%      120%       120%      120%       125%

130%                90%       95%       100%      105%       110%      115%       115%      115%       115%      120%       125%

120%                85%       90%        95%      100%       105%      110%       110%      110%       115%      120%       125%

110%                80%       85%        90%       95%       100%      105%       105%      110%       115%      120%       125%

100%                75%       80%        85%       90%        95%      100%       105%      110%       115%      120%       125%

90%                 70%       75%        80%       85%        90%       95%       100%      105%       110%      115%       120%

80%                 65%       70%        75%       80%        85%       90%        95%      100%       105%      110%       115%

70%                 60%       65%        70%       75%        80%       85%        90%       95%       100%      105%       110%

60%                 55%       60%        65%       70%        75%       80%        85%       90%        95%      100%       105%

<60%                50%       55%        60%       65%        70%       75%        80%       85%        90%       95%       100%





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                                                                       EXHIBIT 2


                          HASTINGS ENTERTAINMENT, INC.

                             SALARY INCENTIVE PLAN

                            SAMPLE AWARD CALCULATION


ASSUMPTIONS:

Management current salary is $25,000.

Annual SIP award target is 10% of salary or $2,500. Semi-annual SIP award target is 5% of salary or $1,250.

Actual sales are 90% of Plan and ROE is 100% of Plan (95% of Targeted SIP component earned based on matrix).

CEO Discretion: Assume individual performance is satisfactory and CEO deducts nothing from earned award.


CALCULATIONS FOR:                                    SEMI-ANNUAL                       ANNUAL AWARD
Current Salary:                                        $25,000                            $25,000

Semi-annual Target:                                      x.5                               x.10
                                                         ---                               ----
                                                        $1,250                            $2,500
                                                        ------                            ------
Performance Adjustment re: Matrix:                       x.95                              x.95
                                                         ----                              ----

Semi-annual SIP award earned:                           $1,188                            $2,375





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